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                                  EXHIBIT 99.1
                                 PRESS RELEASE

                     EAGLE GEOPHYSICAL, INC. DOES NOT MAKE
              INTEREST PAYMENT ON SENIOR NOTES WITHIN GRACE PERIOD


           Houston, Texas -- September 14, 1999. Eagle Geophysical, Inc. (Nasdaq:EGEO) has announced that it has not made the interest payment on its $100 million 10 3/4% Senior Notes due 2008 within the 60 day grace period for this payment. This semi-annual interest payment of $5,375,000 was due on July 15, 1999, subject to a 60 day grace period. This grace period expired yesterday, September 13, 1999.

           As previously announced, Eagle has retained the investment banking firm of CIBC World Markets to serve as its financial advisor in connection with a potential restructuring and recapitalization of the Company. Eagle is continuing its efforts to negotiate a debt restructuring and/or recapitalization of the Company, and hopes to announce the results of its restructuring efforts within the next one to two weeks.

           Eagle Geophysical provides onshore and offshore seismic data acquisition services to the petroleum industry.

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the Safe Harbor provisions of the federal securities laws. Investors are cautioned that such statements are solely predictions and speak only as of the date of this release. Actual results may differ materially due to risks and uncertainties that are described in Eagle's Form 10-K for the year ended December 31, 1998 and Form 10-Q for the second quarter of 1999. These risks include, without limitation, the Company's dependence on energy industry spending, operating risks, credit risks, and competition from competitors.